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TYPE:  EX-21.1
SEQUENCE: 2
DESCRIPTION: SUBSIDIARIES OF THE REGISTRANT


      NAME OF SUBSIDIARY                    JURISDICTION OF INCORPORATION
      ------------------                    -----------------------------

      Rich Coast Resources, Inc.                     Michigan

      Rich Coast Oil, Inc.                           Michigan

      Rich Coast Pipeline, Inc.                      Michigan

      Waste Reduction Systems, Inc                   Michigan